Exhibit 99.1

Transmeridian Exploration Appoints New Director

Houston, Texas (PRIME NEWSWIRE) May 22, 2007 - Transmeridian Exploration Incorporated (AMEX: TMY) today announced that the Board of Directors has appointed Mr. Wolfgang Rupf, 64, to fill the vacancy on the Board created by the retirement of Dr. Fernando J. Zuniga y Rivero, effective as of the Company’s annual meeting of stockholders on May 17, 2007. Mr. Rupf will serve on the Nominating & Governance Committee.

Since 2001, Mr. Rupf has been chief executive officer of AKV Altkönig (Verwaltungs) GmbH, a private company engaged in the manufacture of components for the automotive and defence industries and in the machine and hydraulic plant engineering industries. Prior to that time, he worked for more than 30 years in the commercial banking industry in Germany, including more than 20 years as a senior executive. In his last senior position from 1996-2001, Mr. Rupf was chief executive officer of the Bankgesellschaft Berlin AG, after having served as managing partner of BHF-Bank KGaA for more than 10 years. His undergraduate studies were in law and economics, and he holds a doctorate in jurisprudence from the University of Tübingen in Germany. Mr. Rupf has been a supervisory or advisory board member of several industrial corporations involved in the construction, home improvement, automotive parts, machinery manufacturing and telephone industries, as well as banks and life insurance companies, and is currently vice chairman of the supervisory boards of Hornbach Holding AG, Hornbach Baumarket AG and IVA Valuation & Advisory AG.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com